    EXHIBIT 5.1

September 20, 2016

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, California 95134-1706

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (File No. 333-194090) (the “Registration Statement”) filed by Cisco Systems, Inc., a California corporation (the “Company”), on February 24, 2014 with the United States Securities and Exchange Commission (the “Commission”) under Rule 462(e) of the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance and sale, from time to time by the Company of one or more series of its debt securities (the “Debt Securities”) issuable pursuant to an indenture dated as of March 3, 2014 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), with an indeterminate aggregate principal amount of the Debt Securities as may at various times be issued at indeterminate prices, in reliance on Rule 456(b) and Rule 457(r) under the Securities Act. With the prospectus and prospectus supplements, which comprise part of the Registration Statement, the Company may offer and sell the Debt Securities from time to time or on a continuous basis.

The Company currently proposes to sell up to an aggregate of $6,250,000,000 Debt Securities under the Registration Statement (the “Offering”), such Debt Securities consisting of an aggregate of $500,000,000 principal amount of the Company’s Floating Rate Notes due September 20, 2019, $1,500,000,000 principal amount of the Company’s 1.400% Senior Notes due 2019, $2,000,000,000 principal amount of the Company’s 1.850% Senior Notes due 2021, $750,000,000 principal amount of the Company’s 2.200% Senior Notes due 2023 and $1,500,000,000 principal amount of the Company’s 2.500% Senior Notes due 2026 (collectively, the “Takedown Securities”), all of which will be sold pursuant to the Underwriting Agreement, dated as of September 13, 2016 (the “Underwriting Agreement”), by and among the Company and the entities referred to therein as the Underwriters.

In rendering this opinion, we have examined the following:

(1)	the Restated Articles of Incorporation of the Company, as filed with the California Secretary of State on January 18, 2001 and certified by the California Secretary of State on September 14, 2016 (the “Articles”);

(2)	the Amended and Restated Bylaws of the Company, as adopted on July 28, 2016 and certified to us by the Company in the Management Certificate (as defined below) as being the currently effective bylaws of the Company (the “Bylaws”);

Cisco Systems, Inc.

September 20, 2016

(3)	the Registration Statement (together with the exhibits filed as part thereof and the exhibits incorporated by reference therein);

(4)	the base prospectus dated February 24, 2014 comprising part of the Registration Statement, as amended (the “Base Prospectus”), and the accompanying prospectus supplement applicable to the Offering (the “Prospectus Supplement”);

(5)	the minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) pursuant to which the Articles and Bylaws were approved and adopted and the resolutions of the Board and the Finance Committee of the Board (the “Finance Committee”) pursuant to which the approval of the filing of the Registration Statement, the sale and issuance of the Takedown Securities and other related matters were approved or adopted (collectively, the “Resolutions”) that have been delivered to us by, and certified to us by, the Company for the purposes of rendering this opinion;

(6)	the fully executed Indenture;

(7)	the fully executed Underwriting Agreement;

(8)	the forms of the Takedown Securities;

(9)	the officer’s certificate dated as of September 20, 2016 signed by the Company and delivered by the Company to the Trustee pursuant to the terms of the Indenture;

(10)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing factual and other representations (the “Management Certificate”);

(11)	Certificate of Status as to the Company issued by the California Secretary of State and dated as of September 7, 2016; and

(12)	a Letter from the California Franchise Tax Board dated as of September 9, 2016.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any documents reviewed by us, and the due authorization, execution and delivery of all documents where authorization, due execution and delivery are prerequisites

Cisco Systems, Inc.

September 20, 2016

to the effectiveness thereof (other than the due authorization of those documents described above requiring authorization by the Company). We have also assumed that, if and to the extent that the Takedown Securities are issued in certificated form, the certificates representing the Takedown Securities will be, when issued, properly signed by authorized officers of the Company or their agents, properly authenticated in accordance with the terms of the Indenture and delivered to the intended recipients with the intent that the Company be bound thereby.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Takedown Securities, there will not have occurred any change in law affecting the legality or validity of the Takedown Securities. We also assume that the Indenture has been validly authorized, executed and delivered by the Trustee and the Underwriting Agreement has been validly authorized, executed and delivered by the Underwriters.

In rendering this opinion we have examined such matters as we have deemed necessary in order to render this opinion, including our examination of the documents referred to above and have assumed the current accuracy and completeness of the information included in the documents referred to above and the representations and warranties made by representatives of the Company to us, including, but not limited to, those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and this opinion is rendered only with respect to, and no opinion is expressed herein concerning the application or effect of the laws of any jurisdiction other than, (i) the currently existing laws of the United States of America, (ii) the currently existing laws of the State of California, and (iii) solely with respect to whether or not the Debt Securities are the valid and binding obligations of the Company, the currently existing laws of the State of New York.

This opinion is qualified by, and is subject to, and we render no opinion with respect to, the following limitations on, and exceptions to, the enforceability of the Takedown Securities:

(a)	the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors;

(b)	the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law; and

Cisco Systems, Inc.

September 20, 2016

(c)	the effect of laws relating to usury or permissible rates of interest for loans, forbearances or the use of money.

Based upon the foregoing, we are of the opinion that the Takedown Securities, when issued, sold and delivered by the Company (i) in the manner and for the consideration approved by an authorized officer of the Company in accordance with the Resolutions and stated in the Prospectus Supplement, and (ii) pursuant to, and in accordance with, the terms of the Underwriting Agreement, then the Takedown Securities will be validly issued and will constitute valid and binding obligations of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Base Prospectus, the Prospectus Supplement and any amendments or supplements thereto. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

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This opinion is intended solely for use in connection with the issuance and sale of the Takedown Securities under the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and is based solely on our understanding of facts in existence as of such date and does not address any potential changes in facts, circumstance or law that may occur after the date of this letter. We assume no obligation to advise you, or any other person or entity, of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any opinion expressed herein.

Very truly yours,

/s/ Fenwick & West LLP